 EXHIBIT 9.1

July 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements made by HC Government Realty Trust, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4 of Form 1-U of HC Government Realty Trust, Inc. dated July 8, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Cherry Bekaert LLP

Richmond, Virginia